Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Fiscal Fourth Quarter and Fiscal Year Ended June 30, 2023

August 9, 2023

Yujia Zhai

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2023 fourth quarter and fiscal year-end financial results.  I am Yujia Zhai, Investor Relations representative for AOS.  With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the September quarter.  Finally, we will have the Q&A session.

The earnings release was distributed over wire today, August 9, 2023, after the market close.  The release is also posted on the company's website.  Our earnings release and this presentation include non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang.  Stephen?

Stephen Chang

Thank you, Yujia, and good afternoon, everyone.

I will begin today with a high-level overview of our results and then jump into segment details.

Our team executed well and delivered an excellent quarter. Our fiscal Q4 revenue was above the mid-point of our guidance and gross margin was above the high-end of our guidance, which resulted in a solid bottom line. Revenue was $161.5 million, down 16.7% year-over-year and up 21.9% sequentially. Non-GAAP gross margin was 28.5%, and non-GAAP EPS was $0.19.  These results were driven by solid recovery across notebook and desktop computing applications and strength of our diversified customer base and product portfolio in Power Supply and Industrial end markets.

Recall from our prior quarter call, we said our calendar Q1 results reflected our efforts to bring customer inventory levels back into balance as quickly as possible. We were confident then that due to our resilient fundamentals, we would see a swift recovery in Q2 and continued recovery in Q3 as we go into our peak season. I’m happy to report that it is playing out in line with our expectations.

As for the broader market, end consumer demand continues to be soft, however, we are optimistic that the worst phase of this cycle is behind us. We anticipate further recovery in our September quarter, which seasonally has been our strongest quarter, driven by fall smartphone launches and back-to-school. While we remain cautious, we expect to navigate the current environment better than the broader market that we serve, thanks to our robust Tier 1 customer partnerships, leading market share, as well as a much more diversified total solutions product portfolio serving a broader set of end markets across consumer, commercial and industrial applications.

In terms of our operations, our near-term focus is on maintaining close collaboration with our customers while gearing up for our peak season to provide the best customer service possible. As we see repeatedly, by ensuring our products remain highly competitive, prioritizing long-term customer relationships, and consistently upholding our commitment to excellence and reputation as a reliable supplier, we become a favored partner of our customers.  As a result, they entrust us with more share. This approach has served as a cornerstone of our growth. It has helped us expand our Tier 1 customers across all our end markets, which in turn, creates a positive flywheel and marketing effect that propels us towards achieving our long-term goals.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. June quarter revenue was down 41.8% year-over-year but up 36.8% sequentially and represented 32.2% of total revenue. These results were driven by a solid recovery in shipments across notebook and desktop computing applications following the sharp correction in the March quarter, which drew down inventories at our key customers. Looking forward into September, which is our seasonally strongest quarter, we continue to see encouraging recovery and expect further sequential growth in the high teens.

Turning to the Consumer segment, June quarter revenue was up 18.8% year-over-year and down 1.9% sequentially and represented 27.1% of total revenue. Our year-over-year growth in this segment was driven by strong shipments into Gaming, E-Scooter and wearable applications. These results reflect our diversified product portfolio.  Over the last couple of years, we strategically focused on these consumer applications, targeting leading customers with our highly competitive low-to-medium voltage products. These initiatives broadened our revenue streams in this segment and enhanced our performance and helped us diversify our more traditional consumer areas such as TVs. For the September quarter, we do anticipate a 30% pull-back in this segment as Gaming begins an inventory correction after an extremely strong 12 months of shipments into the number one console manufacturer.

Next, let’s discuss the Communications segment, revenue in the June quarter declined 42.4% year-over-year and declined 10.7% sequentially, and represented 10.7% of total revenue. The drop in revenue was primarily attributable to the inventory correction in smartphones and 5G telecom infrastructure.  Fortunately, based on conversations with our customers and channel partners, we believe the inventory correction in smartphones is starting to abate, particularly in the premium tiers and we anticipate a solid recovery in the 2nd half of 2023 driven by our U.S. smartphone customer fall launch and further share gains with them. In the September quarter, which is our seasonally strongest quarter, we are expecting over a 70% recovery in revenue sequentially in this segment.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 25.7% of total revenue. June quarter revenue was better than our prior expectations, increasing 16.1% year-over-year and 57% sequentially. These results were driven by strong demand for high performance medium voltage MOSFETs used in quick chargers by our Tier 1 U.S. smartphone customer and China’s high-end smartphone OEMs. In addition, we saw stronger demand from other applications such as Solar and Power Tools. For the September quarter, we expect this segment to continue to be solid and be up low-single-digits sequentially.

In closing, as we stated last quarter, we believe the worst of the inventory correction in PCs and Smartphones has passed and we look forward to a solid second half of 2023. While we remain cautious beyond our near-term visibility, our fundamentals have never been stronger, driven by our leading technology, more diversified product portfolio, Tier 1 customer base in all our business segments, expanding manufacturing capability and supply chain. As such, we are confident we will emerge as an even stronger company on the other side of this cycle.

With that, I will now turn the call over to Yifan for a discussion of our fiscal fourth quarter and fiscal year-end financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon everyone and thank you for joining us.

Revenue for the quarter was $161.5 million, up 21.9% sequentially but down 16.7% year-over-year.

In terms of product mix, DMOS revenue was $95.7 million, up 18.2% sequentially but down 30.8% over last year.  Power IC revenue was $58.9 million, up 24.2% from the prior quarter and 9.8% from a year ago.  Assembly service revenue was $0.6 million, as compared to $0.6 million last quarter and $2.0 million for the same quarter last year.  License and engineering service revenue was $6.3 million for the quarter versus $3.6 million in the prior quarter.

Non-GAAP gross margin was 28.5%, compared to 25.1% in the prior quarter and 33.8% a year ago.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by the mix improvement and higher license and engineering service revenue.

Non-GAAP operating expenses were $39.1 million, compared to $36.2 million for the prior quarter and $36.7 million last year.  The quarter-over-quarter increase was primarily due to higher R&D engineering expenses and last quarter's reversal true-up in variable compensation accruals.

Non-GAAP tax expense was $0.8 million versus $2.5 million last quarter and $1.2 million in the prior year.  The quarter-over-quarter decrease was mainly resulted from higher actual R&D credit and the withholding tax paid last quarter related to the $18 million license fee we received.

Non-GAAP quarterly EPS was $0.19, compared to negative $0.21 last quarter and $0.95 a year ago.

Revenue for fiscal year ended June 30, 2023 was $691.3 million with non-GAAP EPS of $1.86, as compared to revenue of $777.6 million and non-GAAP EPS of $4.56 for the prior fiscal year.  The decrease in financial performance was largely due to the industry-wide inventory correction.

Moving on to cash flow.  Operating cash flow was negative $28.2 million, which reflected $3.8 million of repayment of customer deposits, an $11.3 million deposit that we made to secure SiC wafer supply, and fluctuation in working capital.  By comparison, operating cash flow in the prior quarter was positive $11.6 million and $25.7 million a year ago.  We expect to see a positive operating cash flow for the September quarter.  EBITDAS for the quarter was $17.7 million, compared to $6.5 million last quarter and $36.9 million for the same quarter last year.

A couple of other items that impacted our cash balance this quarter worth mentioning are that during the quarter, we repurchased 441,000 shares of our stock for $10.8 million under our previously announced share repurchase program.  In addition, we also repaid back $16.3 million of debt under bank loans that matured during the quarter.

Now let me turn to our balance sheet.

We completed the June quarter with a cash balance of $195.2 million, compared to $265.9 million at the end of last quarter.

Net trade receivables were $22.4 million compared to $19.4 million at the end of the prior quarter.  Days Sales Outstanding were 19 days for the quarter versus 30 days for the prior quarter.

Net inventory was $183.2 million at quarter-end compared to $179.8 million at the end of the prior quarter and $158.0 million last year.  Average days in inventory were 140 days, compared to 152 days in the prior quarter.  We expect average days in inventory continue to improve along with our revenue recovery.

CapEx for the quarter was $19.2 million.  We expect CapEx for the September quarter to range from $15 million to $20 million.  We expect to complete our Oregon fab expansion in the September quarter.

Now, I would like to discuss September quarter guidance.

We expect:

•	Revenue to be approximately $180 million, plus or minus $10 million.
•	GAAP gross margin to be 27.2%, plus or minus 1%. We anticipate non-GAAP gross margin to be 28.5%, plus or minus 1%.
•	GAAP operating expenses to be in the range of $48.0 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $40.0 million, plus or minus $1 million.
•	Interest expense to be approximately $1.2 million, and
•	Income tax expense to be in the range of $0.8 million to $1.2 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our expectation of recovery of current downturn; our ability and strategy to develop new products; fluctuation in customer demand and market segments; our share of Tier 1 customer, our ability to control and maintain manufacturing capacity; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and macroeconomic environment; decline of the PC industry and our ability to respond to such decline; our lack of control over the JV Company; difficulties and challenges in executing our diversification strategy into different market segments; changes in regulatory environment; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 to be filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.